Exhibit 8.2

10000 Innovation Drive Suite 250 Milwaukee, WI 53226	414 431 9300 wipfli.com

March 13, 2026

Boards of Directors

Community Savings Bank

CSB Financial Inc.

503 West Plane Street

Bethel, Ohio 45106

Boards of Directors:

You have requested this firm’s opinion regarding the material Ohio Financial Institution Tax (“FIT”) and Ohio individual income tax consequences to the account holders of the proposed conversion (the “Conversion”) of Community Savings Bank (the “Bank”) from an Ohio-chartered mutual savings bank to an Ohio-chartered stock savings bank (“Stock Bank”), pursuant to the Plan of Conversion of Community Savings Bank adopted by the Board of Directors of the Bank (the “Plan”). In the Conversion, all of the Bank’s to-be-issued capital stock, consisting entirely of voting common stock, will be acquired by CSB Financial Inc., a Maryland corporation (the “Holding Company”). All capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

FACTS

For purposes of this opinion, we have reviewed the applicable Ohio authority. In forming and issuing our opinion, we have relied on the written opinion regarding the federal tax treatment of the transaction prepared by Luse Gorman, PC. (“Federal Opinion” and Attachment A). Consistent with that Federal Opinion, our opinion assumes that the Conversion will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to the Stock Bank as a result of such Conversion.

We have also received assurances from you that:

1.	The Bank has in the past filed a quarterly Report of Condition and Income, referred to as a “Call Report.” The Federal Deposit Insurance Corporation (“FDIC”) has been the Bank’s primary federal regulator.

2.	The Bank previously filed the Ohio Form FIT 10 for tax year 2025 based on its total equity capital and total consolidated assets as stated in its Call Report for the calendar year ended December 31, 2024. The Bank has not yet filed the Ohio Form FIT 10 for tax year 2026, because that return is not due until October 15th, 2026.

3.	The Bank will file a Call Report for the first quarter of the calendar year ending December 31, 2026. There will be no gain or loss on the Conversion realized or recognized in the Bank’s Call Report for the first quarter of the calendar year ending December 31, 2026.

"Wipfli" is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

4.	Stock Bank’s beginning balance sheet after the Reorganization will start with Bank’s ending balance sheet for purposes of United States Generally Accepted Accounting Principles (“GAAP”) and preparation of the Call Report.

5.	The Bank is and will continue to qualify as, after the Conversion when it becomes Stock Bank, a “Bank Organization” under Ohio R.C. 5726.01(B)(3) (which includes a “bank, … savings bank, or other banking institution that is organized or incorporated under the laws of … any state”).

6.	The FDIC will continue to act as the Stock Bank’s primary federal regulator. Stock Bank will use the Bank’s charter and certificate of authority to continue business after the Reorganization.

7.	The Stock Bank will file a Call Report for the second, third and fourth quarters of the calendar year ending December 31, 2026. The Call Reports for the second, third and fourth quarters will contain the cumulative income of the Bank and Stock Bank through second quarter and for all of calendar year 2026 for the fourth quarter. There will be no gain or loss recognized on the Conversion in the Stock Bank’s Call Report for the second, third and fourth quarters of the calendar year ending December 31, 2026.

8.	The Bank is not, and after the Conversion when it becomes a Stock Bank will not be, an institution organized under the "Federal Farm Loan Act," 39 Stat. 360 (1916), or a successor of such an institution, a company chartered under the "Farm Credit Act of 1933," 48 Stat. 257, or a successor of such a company, an association formed pursuant to 12 U.S.C. 2279c-1, an insurance company, or a credit union.

9.	Holding Company is a newly-formed legal entity. It did not and will not file a Form FR Y–9 or FR Y-SP9 for the period prior to the Conversion.

10.	Holding Company will qualify as a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System.

11.	Holding Company will file a Form FR Y- SP9 Parent Only Financial Statements for Small Holding Companies for the period ending December 31, 2026. The FR Y-SP9 will only contain Holding Company’s activity from the date it owns Stock Bank.

12.	There will be no gain or loss on the Conversion recognized in Holding Company’s Form FR Y-SP9 for the period ending December 31, 2026.

13.	The issuance of stock and capital infusion will cause Holding Company’s net worth to increase as compared to Bank’s net worth prior to the Conversion. The increase in capital will increase Holding Company’s common stock and it’s Additional Paid-In Capital (“APIC”) as reflected on the balance sheet portion of its Form FR Y-SP9. The cost of the Conversion (estimated to be $1.6 million) will be netted against the value of the common stock and APIC listed on the balance sheet after the Reorganization.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

14.	Holding Company is not and will not be considered a "Grandfathered unitary savings and loan holding company" as defined in 12 U.S.C. 1467a(c)(9)(C), as that section existed on December 31, 1999.

15.	Holding Company is not and will not be considered a "Diversified savings and loan holding company" as defined in 12 U.S.C. 1467a, as that section existed on January 1, 2012.

16.	Holding Company will file the Ohio Form FIT 10 for tax year 2027 based on its total equity capital as stated on the Form FR Y-9SP, which would include all of Bank and Stock Bank’s activity in calendar year 2026 under equity accounting and its total consolidated assets as reflected on its Schedule SC-M of the Form FR Y-9SP for the calendar year ending December 31, 2026. Holding Company will be the reporting person and will report Stock Bank and any other subsidiaries included in consolidated total assets on Schedule SC-M.

BACKGROUND

The Bank, a mutual savings bank organized under the law of Ohio, is in the process of converting to an Ohio-chartered stock savings bank. As an Ohio-chartered mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on the depositor’s account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank, except for interest paid on the deposit balance, and such earnings become retained earnings of the Bank. However, a depositor has a pro-rata ownership interest in the net worth of the Bank based upon the deposit balance in the depositor’s account. This interest may only be realized in the event of a complete liquidation of the Bank. A depositor who reduces or closes the depositor’s deposit account with the Bank receives solely the balance of the depositor’s deposit account. In connection with and at the effective time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation interests in the Bank for an interest in a liquidation account (“Liquidation Account”) established at the Stock Bank.

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a bank holding company and to own all of the outstanding capital stock of the Stock Bank. The Holding Company will issue shares of its voting common stock (“Common Stock”), upon completion of the Conversion, to persons purchasing such shares as described in greater detail below.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

Following regulatory approval, the Plan provides for the offer and sale of shares of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (1) Eligible Account Holders; (2) the Bank’s tax-qualified employee benefit plans, including the newly formed employee stock ownership plan; (3) Supplemental Eligible Account Holders; and (4) Other Members, all as described in the Plan. The number of shares at the minimum of the offering range must be sold. If shares remain after all orders are filled in the categories described above, the Plan provides for a community offering to the general public with a preference given to residents of the general public residing in Clermont and Highland Counties in Ohio (“Community Offering”), followed by a syndicated community offering for the shares not sold in the Community Offering.

Pursuant to the Plan, all shares of Common Stock will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Holding Company and the Bank, as converted. The estimated pro forma market value will be determined by FinPro Capital Advisors, Inc., an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Common Stock.

OPINION

Based solely upon the foregoing information, we render the following opinion:

1.	The Ohio Revised Code (the “Revised Code” or “R.C.”) does not impose a state income tax on C corporations and associations. R.C. 5726.02(A) levies a tax on the total Ohio equity capital (see R.C. 5726.04(C)(1))) of a “financial institution,” which is defined as any “Bank Organization” not excluded under R.C. 5726.01(H)(1) – (3). The FIT is imposed on financial institutions that are doing business in Ohio on the lien date of January 1st (R.C. 5726.02(A)). The calendar year including the lien date is defined as the “tax year” (R.C. 5726.01(P)), and the FIT report is due on or before the 15th day of October of the tax year (R.C. 5726.03(A)(1)). The “taxable year” is the calendar year preceding the year in which an annual report is required to be filed (R.C. 5726.01(Q), based on the reporting person’s total equity capital as reflected on the Form FR Y–9 (as detailed in #2, including the FR Y-SP9) or Call Report as of the end of the taxable year (R.C. 5726.04(B)).

2.	The filer of an Ohio FIT return is called the “reporting person” (R.C. 5726.03(A)(1)), and in cases where a bank and bank holding company are consolidated for purposes of filing an FR Y-9, the “reporting person” is the top-tier holding company required to file an FR Y-9 (R.C. 5726.01(B)(1)). Because Holding Company and Stock Bank will be consolidated for purposes of filing 2026 Form FR Y-9, Holding Company will be the reporting person for the tax year 2027 Ohio FIT report, due October 15th, 2027, based on total equity capital as of the end of the 2026 calendar/taxable year. For a small bank holding company such as Holding Company, Ohio Administrative Code 5703-33-05(B)(1) provides that the total equity capital from the FR Y-SP9 (for calendar/taxable year 2026) will be used as the total equity capital on the tax year 2027 Form FIT 10. The Rule reasons that because “total equity capital” in the Form FR Y-SP9 is based on the parent company’s net worth under equity accounting and includes all subsidiaries for which it exercises significant control, only one Form FIT 10 needs to be filed for the group. The statutory provisions do not explicitly address small holding company structures, but R.C. 5726.01(H), (N)(1) and (S) provide a similar conclusion as applied for large holding companies that file a FR Y-9.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

3.	Because Holding Company will not recognize a gain or loss on the Conversion on its Form FR Y-SP9 for calendar/taxable year 2026, no gain or loss will be recognized in taxable equity capital for purposes of the imposition of the FIT imposed in Ohio on banks doing business in Ohio. Holding Company will likely have a greater amount of common stock and APIC as a result of the issuance of its stock in the Conversion as compared to Bank’s separate taxable equity capital before the Conversion resulting in an increase in its taxable equity capital subject to the Ohio FIT.

4.	The Ohio personal income tax incorporates the Internal Revenue Code of 1986 (R.C. 5747.01(A), (H)) as amended through March 5, 2026 (R.C. 5701.11(A)(1), 2026 Ohio S.B. 9, enacted March 5, 2026). The calculation of Ohio adjusted gross income or adjusted gross income starts with “federal adjusted gross income, as defined in the Internal Revenue Code” pursuant to R.C. 5747.01(A) and Chapter 5747 does not contain a provision modifying I.R.C. Sections 368 or 354. Therefore, consistent with IRC Section 354(a) and the Federal Opinion, no gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank under Chapter 5747 of the Ohio Revised Code.

SCOPE OF OPINION

We have further assumed the absence of adverse facts not apparent from the Federal Opinion and representations provided. In issuing our opinion, we have assumed that the Bank will comply with the terms and conditions of the Plan of Conversion and that the various representations and warranties that are provided to us are accurate, complete, true, and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters related to the Plan under federal income tax law. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws except on the basis of the documents and assumptions described above.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

In issuing the opinion set forth below, we have relied solely on existing provisions of the Revised Code, existing provisions of the Ohio Administrative Code (“Rules”) thereunder, current administrative rulings, notices, and procedures, and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time and such change may be retroactively effective. If so, our views as set forth may be affected and may not be relied upon. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Bank, Stock Bank, and Holding Company. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations or differences in facts or representations recited herein, for any reason, may affect our conclusions, possibly in an adverse manner, and the opinions we are rendering inapplicable. For purposes of this opinion, we are relying on the factual representations provided to us by the Bank, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the government, taxing authorities, or a court. This letter represents our views as to interpretation of existing law and, accordingly, no assurance can be given that the Ohio Department of Taxation upon audit will agree with the above analysis.

CONSENT

We hereby consent to the filing of this opinion: (i) as an exhibit to the Holding Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”) relating to the proposed issuance of shares of common stock, and (ii) as an exhibit to the applications or notices for approval/non-objection of the Conversion and the formation of a new bank holding company filed with the Ohio Department of Financial Institutions, the FDIC and the Board of Governors of the Federal Reserve System, with respect to the Conversion, as applicable (the “Applications”). We also hereby consent to the references to this firm in the Prospectus which is a part of the Registration Statement and the Applications.

Boards of Directors

Community Savings Bank

CSB Financial Inc.

March 13, 2026

If you have any questions regarding this letter, please contact Jessica Macklin at 815 269 4271.

Sincerely,

Wipfli Advisory LLC

Enc.